MASTER SCRIPT FOR TRIPATH TECHNOLOGY


                       SECOND QUARTER 2003 CONFERENCE CALL


                                  JULY 28, 2003



DAVE EICHLER - Acting Director of IR:

Good afternoon and thank you for participating in today's conference call to discuss Tripath Technology's second quarter results for 2003. With us today are Dr. Adya Tripathi, Chairman, President and CEO of Tripath, Graham Wright, Vice President of Sales and Marketing and David Eichler, Vice President of Finance and Chief Financial Officer. If you do not have a copy of the earnings release and would like one, please call Lori Caravella at 408-750-3031 and a copy will either be emailed or faxed to you during the course of this conference call. Alternatively, the earnings release is now available on Tripath's website at www.tripath.com. Following management's comments, we will open up the call for questions. A replay of this call will be available beginning this evening at approximately 4 PM Pacific Daylight Time and can be accessed by dialing 1-888-286-8010 for domestic and 617-801-6888 for international. The access code for the replay is 82399705. In addition, following the conclusion of this call, a rebroadcast will also be available on the Tripath website at www.tripath.com.

SAFE HARBOR DISCLAIMER



         I would like to caution everyone that during the course of today's call, management will make projections and forward looking statements, regarding the Company's operations and future financial performance. These forward looking statements include but are not limited to statements concerning revenue objectives, gross margins, operating expenses, cash flow, profitability, product development plans, customer relationships, sales to existing customers, and other sales opportunities. Management and the Company would like to remind you that these statements are predictions and that actual events and results may differ materially from those forward-looking statements. Please note that these statements are subject to risks and uncertainties, including risks disclosed and described in the Company's filings with the Securities and Exchange Commission, including the Company's 2002 Form 10-K, and the First Quarter Form 10Q which identify certain key risk factors and uncertainties that could cause actual results to differ materially from the projections and forward looking statements.


And now, I would like to turn the call over to Adya Tripathi.



                                CEO INTRODUCTION

Dr. Adya Tripathi - CEO:

Good afternoon, and thank you for participating in our second quarter of 2003 conference call.

We are pleased with the continued improvement in our operating performance during the second quarter. As we have indicated before, we continue to focus on driving our business towards profitability and hope to achieve break-even status within the next two or three quarters . This afternoon we reported revenues of $
3.1 million for the second quarter of fiscal year 2003, a 3% increase over revenues of $3.0 million for the first quarter. With moderate revenue growth we were able to improve our gross profit margins to 29% as a result of our favorable product mix and lower manufacturing costs. Operating expenses also declined by 15% from the prior quarter and our net cash usage dropped from $1.4 million during the first quarter to $1.1 million during the June quarter. Inventories declined to $3.7 million at the end of June from $4.2 million at the end of March. Dave Eichler, our CFO and Graham Wright our Vice President of Sales and Marketing will provide additional information on the second quarter and our outlook for third quarter later in the conference call.


Second  Quarter Highlights

There were also a number of major non-financial developments during the second quarter that I would like to briefly highlight. First, in May we announced that Tripath's digital audio amplifiers were selected to power Samsung's three types of flat panel TV products. Samsung is well known for its advanced technology in flat panel displays such as LCD and PDP, and offers the world's largest flat panel TV in the market today. Tripath continues to demonstrate its leadership position in the plasma and flat panel market having previously announced design wins with Aiwa, Hitachi, Sanyo, Sharp and Toshiba. We believe that our current market share in the flat panel TV market is approximately 15-20 percent.

Second, in May, we also announced that Alcatel, a market leader in ADSL equipment, has chosen Tripath's line driver for its 24 channel DSL line card for use in its central office DSLAM equipment. While Tripath has been successful in introducing products in the consumer electronics market, this design win validates the successful application of our core technology in the DSL market. Tripath is now shipping production volumes of this device. Last quarter shipments to Alcatel accounted for approximately 10 % of our revenues.

During the second quarter we also announced the introduction of a low-cost audiophile quality digital amplifier product, the TPS1035. This product coupled with Tripath's TC2001 digital amplifier controller is geared for low cost audiophile-quality amplifiers for entry-level markets. While 6 channel digital amplifier boards in the 20-50 watt range currently cost $12 to $15 in high volume, our low cost board can be manufactured for approximately $10 in high volume.


In June we announced plans to co-develop an 8-Channel digital amplifier module for use in the home audio market with Macnica, a large value-added reseller in Japan.

And finally, we achieved an important milestone by shipping over 25 million channels of Class-T amplifiers through the end of the June quarter. We have built a solid foundation with a number of OEM names in the consumer electronics market such as Aiwa, Apple, Denon, Hitachi, Onkyo, Panasonic, Samsung, Sharp, Sony and Toshiba. We are gaining rapid recognition in the DSL line driver market with Alcatel, and have made significant advances in our engineering efforts to extend our digital power processing to RF power amplifiers in both the handset and base station market and will discuss our efforts in the RF area in more detail in the future.

We are also making excellent progress and are very excited regarding our efforts in developing a new chip architecture which could have a significant impact in lowering our manufacturing costs, improving our manufacturing flexibility and lead times, reducing the size of our digital amplifiers and offering new opportunities for higher chip level integration. We have referred to this effort briefly in the past as the Godzilla project and will discuss this in more detail in the future as further progress is achieved.

In summary, we believe that Tripath is well positioned with our patented technology as well as our current and expected future Class- T products to take advantage of this huge market opportunity and be a major participant in the digital amplifier market as manufacturers recognize the important advantages of digital versus analog amplifiers and as costs continue to decline.


With that, I'll turn the call over to Dave Eichler, our CFO for a brief review of the financial results for the second quarter and some additional comments regarding our outlook for the third quarter. Dave?


                                CFO INTRODUCTION

Dave Eichler - CFO:

Operating results

Thanks Adya.

As Adya mentioned earlier, revenues for the second quarter of 2003 were $3.1 million, a sequential increase of 3% from revenues of $3.0 million for the first quarter of 2003 and a decrease of 48 percent from revenues of $6.1 million for the corresponding prior year quarter.

The gross profit percentage increased from 25% during the first quarter of 2003 to 29% in the second quarter as a result of favorable product mix and lower manufacturing costs. We expect our gross margin percentage to improve further in 2003 and 2004 with the introduction of new products and successful implementation of various manufacturing and engineering cost reduction efforts as well as efforts to radically change our manufacturing cost structure through a new chip architecture known as Godzilla.


Operating expenses

Our operating expenses declined by 15% from $3.2 million in Q1 to $2.7 million in Q2 and by 45% from $4.9 million in the second quarter last year. Included in the $2.7 million Q2 operating expenses are non-cash items of approximately $530 thousand (Depreciation- $308k, Amortization of Deferred Rent-$178k and Stock based compensation-$44k.)

Net Loss

Our net loss for the second quarter was $1.8 million or $(0.04) per share compared to a net loss of $4.0 million or ($0.10) per share for the second quarter last year, a net loss of $2.5 million or $(0.06) per share for the first quarter this year and a net loss of $2.9 million or $(0.07) per share during the fourth quarter of last year.


Balance Sheet

Turning to the balance sheet.

Total cash, cash equivalents and short term investments were approximately $8.1 million at June 30, 2003, compared with $9.2 million at March 31, 2002, for a net cash usage of $1.1 million in Q2. In Q1, our net cash usage was $1.4 million.

Account receivables increased by $1.1 million, from $1.2 million at March 31st to $2.3 million, at June 30th . Our days sales outstanding or "DSO" increased from 37 to 73 days at the end of June as a result of increased volume of shipments during the month of June. No collection problems are anticipated. Our stated goal is to achieve DSO of 45 days each quarter.

Inventories at the end of June were $3.7 million, net of reserves, down approximately $500 thousand or 12% from the March balance of $4.2 million and down $1.6 million or 30% from the December 31st inventory level. Since the December quarter we have reduced our days sales in inventory from 210 to 145 days. Our goal is to achieve 90 days of sales in inventory by the end of the December 2003 quarter.

We have made significant progress during the past year in reducing operating expenses, improving our gross margins and in managing our working capital and cash. We need to continue to improve our gross margins through manufacturing and engineering efforts, secure additional new design wins and drive top line growth. We believe that break-even status could be achieved within the next two or three quarters.

Q3-'03 Guidance
Now, I'd like to provide some additional comments regarding our expected third quarter of 2003 operating results.

Our current backlog position for Q3 continues to show improvement due to the improving communications sector and anticipation by customers of stronger demand in the second half of 2003. However, visibility is still limited in the home theater market, as customers must secure orders from retailers before placing their orders with Tripath. While we anticipate strong revenue growth during the second half due to our strong design position and the Christmas buying season, we are expecting that third quarter revenues could be in the range of $3.5 million and $3.8 million, however, we are building additional inventory to support potential unforecasted demand in Q3. Graham Wright will provide additional comments on the market later in this call.

For the third quarter our gross margin percentage is expected to be approximately 30%.

Total operating expenses for Q3, including non-cash items such as depreciation and deferred rent are expected to increase over the Q2 expense level due to higher levels of pre-production expenses for new products and are expected to be in the range of $3.0-$3.3 million. Correspondingly, cash operating expenses during Q3 are estimated to be in the range of $2.6 -$2.9 million.



The net result is that we expect the net loss for Q3 to be in the range of $1.8 million - $2.3 million and a net cash loss of approximately $1.4 - $1.9 million.

The cash usage in the third quarter of 2003 is expected to be approximately $1-$1.5 million. Please note that the Company is looking to put in place a $5 million revolving line of credit in the near term for provide additional working capital should the need arise.

In summary, we again achieved our financial goals during the second quarter and hope to do the same in Q3 and beyond.

One last note, on Friday, July 25th, the Company regained compliance with the Nasdaq Small Cap listing requirements by trading above the minimum $1 bid requirement for the 10th consecutive day, which means that the Company has no immediate risk of being delisted from Nasdaq and with the share price above the minimum $1 bid price no action by the Board regarding the reverse split is anticipated at this time.

Also, please note that if the closing price for Tripath's stock remains above $1 for an additional 20 consecutive days, the Company may be eligible to return to the Nasdaq National market.

With that, I will turn the call over Graham Wright, our Vice President of Sales and Marketing. Graham?


Graham Wright-VP Sales and Marketing
Thanks, Dave.

Our Q2 Revenue of $3.1M represented moderate growth over Q1 revenue of

$3.0M.

Looking at the revenue by segment, the Automotive, Communications,

Home Theater and Professional/Gaming segments all grew as a percentage of total revenue while the TV/PC revenue reduced as a percentage of sales to

34% in Q2 verses 51% in the previous quarter.

Geographically the revenue was as follows:
Japan 40%
Americas 21%
Korea 19%
Europe 11%
SE Asia 8%

Top 5 Customers were:
KTS (Commercial Gaming) 19%
Apple 12%
Samsung 11%
Alcatel 10%
Anam (Original Design Mfr. For several Large Consumer Electronics companies) 6%

Our development team is continuing to apply our industry leading amplifier technology to an ever-broadening portfolio of products. As mentioned by Adya earlier in our conference call, we have announced new products at both the high- and low-ends of our product line to extend our reach in the consumer audio market.


TK2019 and TK2070, are very low cost solutions for 2 x 20 Watt and 2 x 70
Watt audio amplifiers, respectively, using different combinations of our TC2001 digital amplifier controller and our TPS1035 power stage. These products offer consumer electronics manufacturers lower costs and greater flexibility as they can design multiple products for different price points with the same low cost, small form-factor devices. Although we have only recently launched the products, we are encouraged by the early interest from our customers in Southeast Asia.

At the high-end of the audio amplifier market, customers are looking for turnkey solutions that offer high power, high efficiency and short time-to-market. To meet that need, we have announced a partnership with Macnica to develop an 8-Channel amplifier module with >100 Watts per channel output power into 8-ohm speakers at less than .01% Total Harmonic
Distortion plus noise. We are engaged with several high-end audio manufacturers interested in the product and are optimistic we will be able to secure design wins during the second half of the year.

Additionally, several new un-announced products in the automotive and communications markets are opening new customer opportunities to Tripath that we intend to convert to revenue in 2004.

Overall, the market for digital amplifiers is expanding. As consumer electronics manufacturers become comfortable with the new paradigm they intend to migrate large portions of their amplifiers to digital over the next few years. We see this happening in Flat Televisions, Home Theater, Automotive and Professional audio. Since only Tripath can offer equal audio quality to the older linear amplifier technology and we have the most experience and broadest product line in digital amplifiers, we are in a strong position to capture a large share as the business transitions into a rapid growth phase. The DSL business has been strong for Tripath throughout
2003 and we see renewed design activity in that segment. As communications equipment customers continue to demand more function for less money, equipment manufacturers are challenged to design equipment that is more power and heat efficient. We are optimistic that we will be in production with our TLD4021, which is sampling now, by year-end in order to expand our communications business further.

In summary, our business is growing, our product portfolio and customer base is growing and our margins are improving. We believe the digital amplifier market is poised for a rapid growth phase and that Tripath will attain a large share of that revenue.




With that, I will turn the call over to Adya Tripathi. Adya?


                                   CEO SUMMARY

Dr. Adya Tripathi:

Thanks Graham,

In closing, we remain very optimistic about revenue growth in Q3 and Q4 and beyond and I'd like to thank you all for your time, interest and participation in today's conference call.

I'd now like to open up the call to any questions.

* * * * * Q&A Session * * * * *


Dr. Adya Tripathi:

In conclusion, I'd like to again thank everyone for participating in today's call. Thank you for joining us, and we look forward to talking with you again next quarter.

         (Adya turns the call back to the Operator)